UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2026 (March 14, 2026)

Verde Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55276	32-0457838
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

8112 Maryland Ave, Suite 400, St. Louis, Missouri 63105
(Address of principal executive offices)

Registrant’s telephone number, including area code (314) 530-9071

__________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Biochar Solutions Supply Agreement

On March 14, 2026, Verde Renewables Inc. (“Verde”), a wholly owned subsidiary of Verde Resources, Inc. (the “Company”), entered into a Supply Agreement (the “Agreement”) with Biochar Solutions LLC (“BSL”), pursuant to which BSL will manufacture, supply, distribute, and white label engineered biochar for incorporation into Verde’s and its customers’ products, with both parties intending for this Supply Agreement to serve as the foundation of a binding commercial agreement governing long term biochar supply, carbon credit revenue sharing, joint technology development, and related commercialization activities. For the term of the Agreement, BSL shall serve as Verde’s exclusive supplier of engineered biochar for asphalt and road construction applications in the United States unless otherwise released in a mutual writing by BLS and Verde, and BSL will forward leads for companies seeking biochar-based asphalt, or low emissions asphalt, to Verde exclusively.

Under the terms of the Agreement, BSL will initially supply up to 38,500 U.S. tons of biochar annually (the “Initial Supply”) to support Verde’s engineered product portfolio and carbon credit strategy, for which BSL warrants and will ensure that at least 50% of such Initial Supply will qualify for carbon removal credit generation. In compensation for the provision of the Initial Supply, Verde will pay BSL on a per-ton basis based upon the type of biochar that is supplied, with per-ton pricing to be mutually established and reviewed annually. Additionally, Verde and BSL agree to share the carbon removal credits generated from the incorporation of BSL Biochar into Verde’s asphalt and other products, and any revenues derived from the sale, transfer, or monetization of such carbon removal credits to third parties shall likewise be shared.

Separately, Verde and BSL intend to file a joint patent in the United States for the engineered biochar blend formulation developed by both parties under the Agreement, with such patent to be owned on a joint basis and each party free to use the intellectual property in its respective operations. Commercial licensing to third parties shall require the prior written consent of each of Verde and BSL and equitable revenue sharing, with specific terms to be set forth in the Subsequent Agreement (as defined below).

The Agreement shall be in effect for eighteen months from the date of the agreement (the “Initial Period”) and, if no Subsequent Agreement is reached during the Initial period, shall continue on a month-to-month basis. Either party may terminate the Agreement for any reason on 60 days prior written notice, during which time the parties shall collaborate in good faith in winding down their business relationship, including BSL’s good-faith continued fulfillment of biochar shipments to Verde during such period. Either party may also terminate this Agreement with written notice upon material breach of the terms hereof by the other party, provided that the breaching party shall be provided a 15 day period to cure such breach. After the Initial Period, Verde and BSL will evaluate their commercial arrangement and make updates or modifications to this Agreement based on their collective experience under this Agreement (the “Subsequent Agreement”). If entered into, the Subsequent Agreement shall have a 5-year term commencing on the date of execution thereof, renewable for an additional 5 years upon mutual written consent no later than 120 days before expiry. The Subsequent Agreement shall also contain customary additional terms for the abilities of the parties to terminate the Subsequent Agreement.

The foregoing description of the material terms of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of each of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1*	Supply Agreement, dated March 14, 2026, by and between the Company and Biochar Solutions LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

 * Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verde Resources, Inc.

	By:	/s/ Jack Wong
	Name:	Jack Wong
	Title:	Chief Executive Officer

Dated: March 19, 2026

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